Exhibit 99.1

For Release August 1, 2005—6:00 a.m. PDT	Contact: Merlin D. Bingham
(208) 665-2002

METALLINE MINING COMPANY ADDS NEW MEMBERS TO BOARD OF DIRECTORS

Coeur d’Alene, ID August 1, 2005 – Metalline Mining Company (OTCBB:MMGG) today announced the appointment of Dr. Lawrence Chimerine, David J. Kowalick and Kevin D. Stulp to the Metalline Mining Company Board of Directors, effective July 29, 2005.

The addition of the new directors increases the number of directors on Metalline’s Board of Directors to five.  The directors have been appointed to serve terms ending at the annual meeting of shareholders in 2006.

Merlin D. Bingham, President of the Company, said “We are pleased to add these new members to our board of directors and look forward to working with them.  Each of the new directors is expected to serve on the audit committee and we anticipate their combined experience and knowledge will greatly benefit the Board of Directors.”

Dr. Lawrence Chimerine is President of Radnor International Consulting Inc. and is a partner and member of the investment committee of Strategic Capital Advisors. Dr. Chimerine has lent his advice and council as an economic consultant for over 25 years to a number of major Fortune 500 companies, financial institutions and government agencies.

David Kowalick is President and CEO of NextRx, and a founder and President of Providence, Inc.  Previously, Mr. Kowalick served as a Director for Guide Ventures, Advanced Marine Technology, Tidemark Solutions, and Bob Walsh Enterprises, International.

Kevin D. Stulp is a Director of Cadence Resources, where he serves on the audit committee and as chairman of the nominating committee.  He has previously worked as an independent consultant and was a co-founder of Forte Group, a Texas-based consulting business.

About Metalline

Metalline Mining Company is a Nevada corporation with its principal office in Coeur d’Alene, ID.  Investors are cautioned that Metalline is an exploration stage company and does not currently have any known reserves and cannot be expected to have reserves unless and until a feasibility study is completed for the Sierra Mojada property that shows proven and probable reserves.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,”

“plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions, are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of the Company’s future financial performance, the Company’s anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and in the Company’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005 under “Risk Factors.”  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  The Company undertakes no obligation to revise or update any forward-looking statements for any reason.